FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	Phone: 617-301-7099
Fax: 617-301-7010	Fax: 617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS POSITIVE RESULTS FOR CRx-170 IN PHASE 2

PROOF-OF-CONCEPT ASTHMA CLINICAL TRIAL

Novel Combination Drug Candidate Demonstrates Clinical Benefit on Forced Expiratory Volume (FEV1)

CAMBRIDGE, MA — April 18, 2006 — CombinatoRx, Incorporated (NASDAQ: CRXX) today announced positive results of its single blind, phase 2, proof-of-concept clinical trial of CRx-170 in patients with asthma.  CRx-170 is a novel synergistic combination drug candidate containing low dose budesonide and low dose nortriptyline.  In this trial CRx-170 provided clinical benefit on FEV1 and demonstrated activity on immuno-modulatory markers. As measured by FEV1, the standard clinical measure of breathing capacity in asthma and chronic obstructive pulmonary disease (COPD), the novel combination CRx-170 demonstrated a statistically significant improvement from treatment baseline. CRx-170 was generally well tolerated and there were no serious adverse events reported.

In the study, one week of dosing CRx-170 demonstrated a statistically significant mean percentage improvement (increase) in FEV1 from the treatment baseline of the study of approximately 6% (p=0.045).  Neither low dose nortriptyline as a single agent nor low dose budesonide as a single agent showed significant improvement in FEV1 from the separate study baseline used to evaluate the single agents (approximately 2% decrease for low dose nortriptyline, p=0.466; approximately 5% decrease for low dose budesonide, p=0.251).  In the wheal and flare skin test, otherwise known as the Late Allergen Response (LAR), CRx-170 decreased the area of LAR by more than 50% (p=0.053). CRx-170 did not show a modulation of the inflammatory marker CD163 from the treatment baseline, although nortriptyline clearly did decrease CD163 on its own. Analysis of additional measurements and the final analysis of these data is ongoing. The most common adverse events related to CRx-170 were dry mouth, drowziness, constipation and headache; known effects of nortriptyline.

“The observed effect of CRx-170 in such a short period of dosing, as measured by FEV1, the most clinically relevant endpoint and generally accepted measure of clinical activity, suggests that CRx-170 may have potential as a novel agent for the treatment of pulmonary diseases such as asthma and COPD,” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx.  “Given these signals of clinical activity and observed immunological activity, CRx-170 certainly merits further clinical studies.”

“This proof of concept trial provides another successful translation of our discovery technology into positive clinical results” commented Alexis Borisy, President and CEO of CombinatoRx.  “We are pleased to see the activity of CRx-170 where the low doses of these individual agents have not shown clinical activity, and we look forward to the continuing development of the CombinatoRx pipeline.”

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About the Trial Design

This clinical trial was conducted over an approximately 17-week per patient period and was a single center, single blind, dose de-escalation study.  The proof-of-concept phase 2 study was primarily descriptive in design, with a change in circulating monocyte CD163, an inflammatory marker, designated as its primary endpoint.  Secondary endpoints of the study included clinical measures such as spirometry (i.e., FEV1), evening peak expiratory flow, and the use of rescue medication and reduction in other inflammatory markers including wheal and flare response.

Patients were sequentially treated with decreasing oral doses of nortriptyline and budesonide as single agents, with washout periods between each treatment, followed by 1-week treatment with nortriptyline and 1-week with CRx-170. During the nortriptyline alone and budesonide alone phases, changes in FEV1 were measured versus study baseline, which was set on the first day of dose de-escalation of nortriptyline as a single agent. During the CRx-170 treatment phase, changes in FEV1 were measured from treatment baseline, which was set following the last washout from the single agent dosing period. During the treatment period with CRx-170, patients were given 3 mg of budesonide orally and the lowest dose of nortriptyline from the de-escalation phase.

Patients with mild allergic asthma were enrolled in the trial.  To be eligible, patients had to have a history of bronchial asthma for at least 6 months as defined by ATS criteria, a positive wheal and flare skin test response to allergens, and FEV1 ≥ 60% of the predicted FEV1. Of the nineteen patients enrolled, seventeen completed treatment.

About CRx-170

CRx-170 is a novel, orally available syncretic drug candidate in Phase 2 clinical development.  A syncretic drug comprises two compounds that are designed to act synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve.  CRx-170 contains a low dose of the steroid budesonide and a low dose of nortriptyline.  The target product profile for CRx-170 is to selectively amplify certain elements of budeonside’s anti-inflammatory and immunomodulatory activities, without replicating its side effects.  CRx-170 was discovered using the CombinatoRx proprietary combination High Throughput Screening (cHTS™) technology. We plan to develop CRx-170 in a unique formulation for the treatment of pulmonary or additional immuno-inflammatory diseases.  CRx-170 is one of a portfolio of six product candidates that CombinatoRx is currently testing in phase 2 clinical trials.

About Asthma

Asthma is a chronic inflammatory disorder of the airways characterized by two primary components: inflammation and bronchoconstriction.  The full cause of asthma is undetermined, although heredity, allergens, and environmental factors play a role in its development.  Currently, the strongest identifiable predisposing factor for developing asthma is the genetic predisposition for the development of an immune response to common aeroallergens.

Asthma is estimated to occur in over 150 million people worldwide and the prevalence is increasing.  The goal of asthma treatment is to prevent and control asthma symptoms, reduce the frequency and severity of asthma exacerbations, and reverse airflow obstruction.  Several classes of drugs are currently available to treat patients with asthma and they are often classified as either long-term control medications or quick-relief medications.  Long-term control medications are taken daily to maintain control of persistent asthma.  The drugs in this category include anti-inflammatory agents (e.g., glucocorticoids), long acting bronchodilators, and leukotriene modifiers.  Quick relief medications are taken to control acute asthma symptoms.  The drugs in this category include short acting bronchodilators, anti-cholinergics, and anti-inflammatory agents.

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245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com+

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease and infectious disease. We are currently developing a portfolio of 6 product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s clinical trial results for CRx-170, including its biological activity, its plans for further research and development of its CRx-170 product candidate, its plans regarding the formulation of CRx-170, its plans with respect to the research and development of the other product candidates in its portfolio, and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related the Company’s ability to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to develop a new formulation for CRx-170, the unproven nature of its drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent CombinatoRx views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com+